AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into as of the 1st day of May 2015, by and among ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK (the “Company”), on its own behalf and on behalf of each separate account of the Company identified in the Agreement (as defined below), THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (the “Fund”) and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (the “Adviser”).

WHEREAS, the Company, the Fund and the Adviser have entered into a Participation Agreement dated as of April 15, 1998, as such agreement may be amended from time to time (the “Agreement”); and

WHEREAS, the Company, the Fund and the Adviser wish to revise the Agreement by deleting all references to the Shared Funding Exemptive Order (as defined in the Agreement).

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund and the Adviser agree to amend the Agreement as follows:

1.            Sections 7.2 and 7.6 of the Participation Agreement are hereby deleted in their entirety and replaced with the phrase “intentionally deleted” and the parenthetical in Section 9.2 is hereby deleted from that paragraph.

2.            Except as provided herein, the Agreement shall remain in full force and effect. This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3.            This Amendment shall be effective as of the date written above.

4.            This Amendment may be executed in two or more counterparts, each of which will be an original and all of which, taken together, shall be deemed one and the same document.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Michael Downing

Name: Michael Downing
Title: Sr. Vice President

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:	/s/ John H. Gernon

Name: John H. Gernon
Title: President & Principal Executive Officer

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Michael Fitzgerald

Name: Michael Fitzgerald
Title: Managing Director

SCHEDULE B

PORTFOLIOS OF THE UNIVERSAL INSTITUTIONAL

FUNDS, INC. AVAILABLE UNDER THIS AGREEMENT

Class I Shares

Core Plus Fixed Income – Class I Shares

Emerging Markets Equity Portfolio – Class I Shares

Global Infrastructure Portfolio – Class I Shares

Global Tactical Asset Allocation Portfolio – Class I Shares

Growth Portfolio – Class I Shares

Mid Cap Growth Portfolio – Class I Shares

U.S. Real Estate Portfolio – Class I Shares

Class II Shares

Emerging Markets Debt Portfolio – Class II Shares

Emerging Markets Equity Portfolio – Class II Shares

Global Franchise Portfolio – Class II Shares

Global Infrastructure Portfolio – Class II Shares

Global Tactical Asset Allocation Portfolio – Class II Shares

Growth Portfolio – Class II Shares

Mid Cap Growth Portfolio – Class II Shares

Small Company Growth Portfolio – Class II Shares

U.S. Real Estate Portfolio – Class II Shares